EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 8th day of August, 2006, by and between Coastal Bancshares Acquisition Corp., a Delaware corporation (the “Company”) and Cary M. Grossman, a resident of Texas (the “Executive”).

WHEREAS, the Company, Coastal Merger Corp., a Texas corporation and wholly-owned subsidiary of Coastal (“Merger Sub”), and Intercontinental Bank Shares Corporation, a Texas Corporation (“Intercontinental”), have entered into that certain Agreement and Plan of Merger, dated as of April 5, 2006 (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company and the separate corporate existence of Merger Sub will cease (the “Merger”);

WHEREAS, the Company desires and intends to cause the Executive to be employed as Chairman of the Board of Directors and Chief Executive Officer of the Company pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement with their respective legal counsel.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the Executive and the Company agree as follows:

DURATION

1.  This Agreement shall continue in full force and effect for a period (the “Term”) beginning on the date the Merger is consummated (the “Effective Date”), and will expire and terminate by its own terms on the third anniversary of the consummation of the Merger Agreement (the “Expiration Date”), unless either party elects to terminate this Agreement prior to the Expiration Date, in accordance with the TERMINATION provisions set forth below.

2.  The Company and the Executive acknowledge and agree that, subsequent to the Expiration Date, the parties may agree to continue the employment relationship upon such terms as they may mutually agree. However, both parties acknowledge and agree that, in the event they fail to agree upon terms for the continuation of the Executive’s employment subsequent to the Expiration Date, this Agreement shall automatically terminate on the Expiration Date without any additional liability or obligation on the part of either party, and the Executive shall become an employee at-will.

COMPENSATION

3.  All payments of salary and other compensation to the Executive shall be payable in accordance with the Company’s ordinary payroll and other policies and procedures.

a.  Except as otherwise set forth herein, for the Term of this Agreement, the Executive will receive a salary (the “Base Salary”) of (i) $112,500 annually from the Effective Date and until such time as Executive resigns from his position as an officer of Gentium, S.p.A. (“Gentium”), and thereafter (ii) $225,000 annually, payable in installments in accordance with the Company’s payroll policies in effect from time to time during the term of this Agreement.

b.  In addition to the Base Salary, the Executive shall receive a discretionary employee bonus targeted at up to fifty percent (50%) of the Base Salary if all bonus targets are met in full; provided, however, that the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall have the sole discretion to determine the discretionary bonus formula and when bonuses will be paid thereunder.

c.  The Company shall grant to the Executive, on the Effective Date, a number of stock options exercisable within eight (8) years from the date of the grant of such options. Such options will enable the Executive to purchase seventy-five thousand (75,000) shares of Company common stock (“Company Stock”). The exercise price for such stock options shall be equal to the fair market value of the Company Stock on the date of such grant. Such options will vest ratably over a period of three (3) years and the terms of the stock option plan under which such options are granted shall control in the event of any conflict with the terms of this Agreement.

d.  In addition to the compensation provided in this section, during the Term of this Agreement, the Executive shall be entitled to participate in all fringe benefit programs and plans established by the Company for its employees, including medical insurance, life insurance, pension and retirement programs, vacation pay, company-paid holidays, and other similar benefits, if any. Subject to the provisions of Section 3(e) below, the Company reserves the right to modify, amend, or eliminate any of the Executive’s benefits without his prior approval, as long as all similarly-situated employees are treated similarly. The Executive’s entitlement to participate in fringe benefit programs and plans established by the Company shall be governed by terms and conditions set forth in such plans.

e.  Both the Company and the Executive acknowledge that such compensation and the other covenants and agreements of the Company contained herein are fair and adequate compensation for the Executive’s services, and for the mutual promises described below.

4.  The Company and the Executive acknowledge that, during the Term of this Agreement, the Executive’s compensation will be subject to an annual review and annual increase, consistent with safe and sound Company practices, and in the discretion of the Compensation Committee.

5.  The Executive acknowledges and agrees that any employee benefits provided to the Executive by the Company incident to the Executive’s employment are governed by the applicable plan documents, summary plan descriptions or employment policies, and may be modified, suspended or revoked at any time, in accordance with the terms and provisions of the applicable documents.

RESPONSIBILITIES

6.  The Executive acknowledges and agrees that he shall be employed as Chairman of the Board of Directors and Chief Executive Officer of the Company. The Executive covenants and agrees that he will faithfully devote his best efforts and his full-time focus to his positions with the Company, except that the Executive may serve on up to two (2) outside boards or, in lieu of one of the allowed outside board positions, a consulting agreement with Gentium that is limited to approximately the same time commitment as a board position would entail.

7.    a. During the Term of this Agreement, the Executive shall serve as Chairman of the Board of Directors and Chief Executive Officer of the Company. During the Term of this Agreement, subject to the supervision and control of the Board of Directors of the Company, the Executive shall perform the duties and have the powers and authority which are consistent with and generally of the nature of the duties and the authority ordinarily and customarily delegated and granted to an employee in a similar position, including without limitation, chairing and planning meetings of the board, liaising with outside directors, participating in board meetings of Intercontinental National Bank (“Bank”), oversight of Bank management, participating in strategic planning, responsibility for the Company’s financial reporting, investor relations, corporate finance and acquisitions, and the Executive shall perform such other duties and have such other powers and authority as may be prescribed by the Board of Directors of the Company from time to time. Any such other duties, powers and authority shall be consistent with the Executive’s position and shall not violate any federal, state or local laws or regulations. The Executive shall comply with all policies adopted from time to time by the Company.

b. Notwithstanding the provisions of Section 7(a) above, but subject to the provisions of Section 13, the duties and responsibilities of the Executive may be changed or modified from time to time by the Company at the Company’s sole discretion. Upon changes or modifications to the Executive’s duties and responsibilities, the Executive’s employment with the Company shall continue to be governed by the terms of this Agreement.

8.  The Executive acknowledges and agrees that, during the Term of this Agreement, he has a fiduciary duty of loyalty to the Company, and that he will not knowingly engage in any activity during the Term of this Agreement which will or could, in any material way, harm the business, business interests, or reputation of the Company.

NONINTERFERENCE

9.        a. The Executive acknowledges and agrees that he will not, at any time during the Term of this Agreement and for the one (1) year period following the termination of this Agreement by the Executive (or the Company) “Restrictive Period”), directly or indirectly, engage in competition with the Company within the geographic boundaries of Bexar County, Travis County, the counties contiguous with them, and the united Mexican States and the Executive will not on his own behalf, or as another’s agent, employee, partner, shareholder or otherwise, engage, within the geographic boundaries of Bexar County, Travis County, the counties contiguous with them, and the united Mexican States in any of the same or similar duties and/or responsibilities required by the Executive’s positions with the Company, other than as an employee of the Company pursuant to this Agreement, or as specifically approved by the Board of Directors of the Company.

b. The Executive also covenants and agrees that during the Restrictive Period, the Executive shall not: (i) recruit, hire, or attempt to recruit or hire, directly or by assisting others, any other employees of the Company (for purposes of this covenant, “other employees” shall refer to employees who are still actively employed by, or doing business with, the Company at the time of the attempted recruiting or hiring), nor shall the Executive contact or communicate with any other employees of the Company for the purpose of inducing other employees to terminate their employment with the Company; or (ii) solicit, directly or by assisting others, the Companying business of any customers of the Company as of the date of such termination.

c. The Executive acknowledges and agrees that in exchange for the execution of the noninterference agreement set forth above, the Executive will receive substantial, valuable consideration including: (i) confidential trade secret and proprietary information relating to the Company, including, without limitation, information relating to the identity and special needs of the Company’s current and prospective customers, the Company’s current and prospective services, the Company’s business projections and market studies, the Company’s business plans and strategies, the Company’s studies and information concerning special services unique to the Company (the “Confidential Information”); (ii) employment; and (iii) compensation and benefits as described in this Agreement. The Executive acknowledges and agrees that this constitutes fair and adequate consideration for the execution of the noninterference agreement set forth above.

REMEDIES

10.  In the event that the Executive violates any of the provisions set forth in this Agreement relating to NONINTERFERENCE, the Executive acknowledges and agrees that the Company may suffer immediate and irreparable harm. Consequently, the Executive acknowledges and agrees that the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction and without the necessity of posting a bond or proving actual damages, to prevent such a violation.

TERMINATION

11.  The Executive acknowledges and agrees that the Board of Directors of the Company reserves the right to terminate this Agreement, for any reason, by providing the Executive with written notice of the termination, delivered in person, or by certified U.S. mail to the Executive’s last known address reflected in the Company’s personnel records. Such notice shall be effective upon personal delivery or three (3) days after mailing by certified mail. However, if the Agreement is terminated at the Company’s insistence without Good Cause (as defined in this Agreement), the Company covenants and agrees to provide the Executive with the SEVERANCE set forth in Section 17 of this Agreement.

12.  The Executive acknowledges and agrees that the Company may terminate this Agreement at any time, without notice, for “Good Cause,” which is defined as the following:

a.  conviction of, or a plea of nolo contendere, by the Executive to a felony or to fraud, embezzlement or misappropriation of funds;

b.  the commission by the Executive of a fraudulent act or insider abuse with regard to the Company;

c.  a knowing omission, breach of trust or fiduciary duty by the Executive;

d.  substantial and direct responsibility by the Executive for the insolvency of, the appoint of a conservator or receiver for, or the troubled condition, as defined by applicable regulations of the appropriate federal banking agency, of the Company;

e.  a material violation by the Executive of any applicable federal banking law or regulation that has had a material adverse effect on the Company;

f.  the Executive’s intentional violation or conspiracy to violate section 215, 656, 657, 1005, 1006, 1007, 1014, 1032, or 1344 of title 18 of the United States Code, or section 1341 or 1343 of such title affecting a federally insured financial institution as defined in title 18 of the United States Code;

g.  the willful failure by the Executive to adhere to the Company’s written policies, which causes a material monetary injury or other material harm to the Company; or

h.  the willful failure by the Executive to substantially perform material stated duties of the position with the Company.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated by reason of violating Sections 12(b), (c), (g), or (h) until the Executive is notified in writing by the Company (or its successor entity) of a determination by the Company of a violation of Sections 12(b), (c), (g), or (h), specifying the particulars thereof in reasonably sufficient detail, and giving the Executive a reasonable opportunity (of not less than thirty (30) days), together with counsel, to explain to the Company why there has been no violation of Sections 12(b), (c), (g), or (h), followed by a finding by the Company, to be detailed in writing within a Notice of Termination, (1) that in the good faith opinion of the Company (or its successor entity) the Executive has committed an act described in Sections 12(b), (c), (g), or (h) above, (2) specifying the particulars thereof in detail, and (3) determining in good faith that such violation has not been corrected, or is not capable of correction. Nothing herein shall limit the Executive’s right to contest the validity or propriety of any such determination.

13.  The Company acknowledges and agrees that the Executive reserves the right to terminate this Agreement at any time, for any reason, with or without cause, by providing thirty (30) days written notice, by personal delivery or certified United States mail, to the Company at its principal business address of the Executive’s intention to terminate this Agreement. Such notice shall be effective upon personal delivery or three (3) days after mailing by certified mail. In the event that the Executive does so because of a Constructive Termination (as defined in this Agreement), the Company covenants and agrees to provide the Executive with the SEVERANCE set forth below in this Agreement. In the event that a Change of Control (as defined below) of the Company occurs, the Executive shall have the right to terminate this Agreement within ninety (90) days subsequent to the Change of Control by providing thirty (30) days written notice, by personal delivery or certified United States mail, to the Bank at its principal business address of the Executive’s intention to terminate this Agreement. If the Executive terminates this Agreement pursuant to the terms of this Section 13, then the provisions of Section 9 and Section 17 shall not apply. For purposes hereof, a “Change of Control” of the Company shall be deemed to have occurred if: (a) any person, as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, becomes a beneficial owner (within the meaning of Rule 13d-3 under such Act) of fifty percent (50%) or more of the Company’s outstanding common stock; or (b) the Company is merged, consolidated, or reorganized into or with, or sells all or substantially all of its assets to, another corporation or other entity, and immediately after such transaction less than fifty percent (50%) of the voting power of the then-outstanding securities of such corporation or other entity immediately after such transaction is held in the aggregate by holders of the Company’s common stock immediately before such transaction.

“Constructive Termination” shall mean the Company, without the prior written consent of the Executive:

a.  materially and adversely changes the Executive’s duties, responsibilities and status with the Company, or materially and adversely changes the Executives’ reporting responsibilities, titles or offices, or removes the Executive from or fails to re-elect the Executive to, any of such positions, except in connection with the Executives’ termination for “Good Cause” or disability, or as a result of the Executive’s death;

b.  reduces the Executive’s base compensation benefits as in effect on the Effective Date or as the same may be increased from time to time, other than as part of a reduction applicable generally to all or substantially all of the Company’s executive employees, or when base compensation benefits are replaced by other compensation or benefits of equal or greater value; or

c.  acts, or fails to act, in a manner that adversely affects the Executive’s participation in, or materially reduces, in the aggregate, the Executive’s benefits under, employee benefit and compensation plans, other than as part of a reduction applicable generally to all or substantially all of the Company’s executive employees, or when the Executive’s benefits and/or base compensation benefits are replaced by base compensation benefits of equal or greater value.

Notwithstanding the foregoing, the Executive shall not be deemed to have incurred a “constructive termination” of employment unless the Executive first shall have notified the Board in writing that the Executive has incurred a “constructive termination” of employment, specifying the particulars thereof in reasonably sufficient detail, and giving the Company a reasonable opportunity (of not less than thirty (30) days), together with its counsel, to explain to the Executive that the Executive has not incurred a “constructive termination” of employment, such finding to be detailed to the Executive in writing, or to cure such constructive termination.

14.  The Executive acknowledges and agrees that in the event of the Executive’s death, this Agreement will terminate immediately, without notice, on the date of the Executive’s death. The Executive acknowledges and agrees that, in the event of his death, the Company will pay to the Executive’s estate all compensation due and owing through the date of the Executive’s death. The Company agrees that, in the event this Agreement is terminated as a result of the Executive’s death, the Company will continue to pay the Executive’s Base Salary for one (1) year subsequent to such termination to the Executive’s spouse, and in the event that the Executive does not have a spouse at the time of his death, to the personal representative of the Executive’s and the Executive’s healthcare benefits shall continue for a period of one (1) year subsequent to such termination, subject to the terms and conditions of the plans governing such healthcare benefits. In the event that the plans governing the Executive’s healthcare benefits do not allow for the Executive’s healthcare benefits to continue after his death, the Company shall provide to the Executive’s spouse and children healthcare benefits comparable to the healthcare benefits that the Executive had at the time of his death, at no cost. The Company may elect to pay the Base Salary in a lump sum.

15.  The Executive acknowledges and agrees that this Agreement will terminate immediately, without notice, in the event the Executive becomes physically or mentally disabled, as defined by 29 C.F.R. § 1630.2(g)(1), and cannot perform the essential functions of his position, with or without reasonable accommodation for the period designated by the Executive’s disability insurance after which disability payments will begin. The Company agrees that, in the event this Agreement is terminated as a result of the Executive’s physical or mental disability, as defined by 29 C.F.R. § 1630.2(g)(1), the Company will continue to pay the Executive’s Base Salary for one (1) year subsequent to such termination and the Executive’s healthcare benefits shall continue for a period of one (1) year subsequent to such termination, subject to the terms and conditions of the plans governing such healthcare benefits. In the event that the plans governing the Executive’s healthcare benefits do not allow for the Executive’s healthcare benefits to continue after his disability, the Company shall provide healthcare benefits comparable to the healthcare benefits that the Executive had at the time of his disability, at no cost. The Company may elect to pay the Base Salary in a lump sum.

16.  The Executive acknowledges and agrees that in the event of termination of this Agreement, for whatever reason, whether at the insistence of the Executive or at the insistence of the Company, the Executive will return to the Company within two (2) business days of the time when notice of termination is communicated by either party, any and all equipment, literature, documents, data, information, order forms, memoranda, correspondence, customer and prospective customer lists, customer’s orders, records, cards or notes acquired, compiled or coming into the Executive’s knowledge, possession or control in connection with his activities as an employee of the Company, as well as all machines, parts, equipment or other materials received from the Company or from any of its customers, agents or suppliers, in connection with such activities.

SEVERANCE

17.  The Executive and the Company acknowledge and agree that, if the Company elects to terminate this Agreement at any time prior to the Expiration Date for any reason other than “Good Cause,” as defined in this Agreement or the Executive terminates this Agreement because of a Constructive Termination, the Executive shall be entitled to severance pay. Such severance pay shall be equal to the equivalent of the Executive’s then current annual salary, whichever is greater, less statutory payroll deductions, payable over a twelve (12) month period in accordance with the Company’s ordinary payroll policies and procedures, beginning on the date that the notice of termination becomes effective (the “Termination Date”). In addition, the Executive shall be entitled to participate in the medical insurance benefits of the Company, effective on the Termination Date, for a period of twelve (12) months beginning on the Termination Date. The Executive’s entitlement to any severance pay under this Agreement is strictly contingent on the Executive complying with the terms of the restrictive covenants set out in Section 9 and Section 28 of this Agreement, and any material breach by the Executive of the terms of the restrictive covenants set out in Section 9 or Section 28 shall allow the Company to immediately cease payment of any installments of such severance pay not yet paid at the time of the breach, and Company shall have no further obligations to the Executive. This remedy is in addition to others available to the Company under law or as provided in this Agreement for any breach of the restrictive covenants contained herein. Any termination of severance pay pursuant to the above provisions shall not be interpreted to limit or alter the scope or duration of the Executive’s obligations pursuant to Section 9.

SEVERABILITY

18.  The Executive acknowledges and agrees that each covenant and/or provision of this Agreement shall be enforceable independently of every other covenant and/or provision. Furthermore, the Executive acknowledges and agrees that, in the event any covenant and/or provision of this Agreement is determined to be unenforceable for any reason, the remaining covenants and/or provisions will remain effective, binding and enforceable.

WAIVER

19.  The parties acknowledge and agree that the failure of either to enforce any provision of this Agreement shall not constitute a waiver of that particular provision, or of any other provisions of this Agreement.

SUCCESSORS AND ASSIGNS

20.  The Executive acknowledges and agrees that this Agreement may be assigned by the Company to any successor-in-interest and shall inure to the benefit of, and be fully enforceable by, any successor and/or assignee; and this Agreement will be fully binding upon, and may be enforced by the Executive against, any successor and/or assignee of the Company.

21.  The Executive acknowledges and agrees that his obligations, duties and responsibilities under this Agreement are personal and shall not be assignable, and that this Agreement shall be enforceable by the Executive only. In the event of the Executive’s death, this Agreement shall be enforceable by the Executive’s estate, executors and/or legal representatives, only to the extent provided herein.

CHOICE OF LAW

22.  Both parties acknowledge and agree that the law of Texas will govern the validity, interpretation and effect of this Agreement, and any other dispute relating to, or arising out of, the employment relationship between the Company and the Executive.

MODIFICATION

23.  Both parties acknowledge and agree that this Agreement and the stock option plan and stock grants set forth in Section 3(c) of this Agreement constitute the complete and entire agreement between the parties; that the parties have executed this Agreement based upon the express terms and provisions set forth herein; that the parties have not relied on any representations, oral or written, which are not set forth in this Agreement; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Agreement; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Agreement.

24.  Both parties acknowledge and agree that the covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement; (a) is in writing; (b) contains an express provision referencing this Agreement; (c) is signed by the Executive; and (d) is approved by a majority of the Board of Directors of the Company.

INDEMNIFICATION

25.  During the Term of this Agreement, the Company shall indemnify the Executive against all judgments, penalties, fines, amounts paid in settlement and reasonable expenses (including, but not limited to, attorneys’ fees) relating to his employment by the Company to the fullest extent permissible under the Company’s Articles of Incorporation, and may purchase such indemnification insurance as the Board of Directors may from time to time determine.

LEGAL CONSULTATION

26.  The Executive and the Company acknowledge and agree that both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing the agreement.

NOTICES

27.  Any and all notices of documents or other notices required to be delivered under the terms of this Agreement shall be addressed to each party as follows:

EXECUTIVE:

Cary M. Grossman

COMPANY:

Coastal Bancshares Acquisition Corp. 9821 Katy Freeway Houston, TX 77024 Attn: Cary M. Grossman Fax: (713) 722-9510

CONFIDENTIALITY

28.  The Executive acknowledges that he will have access, during the course of service to the Company, to Confidential Information and products of the Company. The Executive acknowledges that all Confidential Information provided to the Executive is provided in confidence and trust and that the Company’s maintenance of the confidentiality of its proprietary Confidential Information to the fullest extent possible is extremely important. The Executive agrees not to use, disclose, disseminate or otherwise make available to any third party, either directly or indirectly, any Confidential Information at any time or in any manner, except as expressly authorized in writing by the Company. The Executive agrees to take all reasonable precautions to prevent inadvertent or other disclosure, use or transfer of any of the Confidential Information. The provisions of this Section 28 shall survive the termination of this Agreement.

ARBITRATION

29.  Except where (a) legal action is required to prevent a breach of this Agreement, (b) with respect to the Company’s remedies pursuant to Section 10, or (c) to enforce an arbitration award granted under this section, if this Agreement gives rise in any way to a dispute that cannot be settled through negotiation, any claim or dispute arising under or relating to this Agreement shall be submitted to final and binding arbitration in Houston, Texas pursuant to the Commercial Rules of the American Arbitration Association as in effect from time to time. The parties agree that any party requesting arbitration of any dispute under this section must give formal written notice of the party’s demand for arbitration. The parties further agree that each party may be represented by counsel in any proceeding under this section, and that all expenses and fees incurred in connection with any proceeding under this section shall be paid by the non-prevailing party (as determined by the arbitrators). Each party to this Agreement consents, on behalf of himself or itself and his respective successors, heirs and assigns, to such binding arbitration in accordance with the terms of this section. The duty to arbitrate will survive the termination of this Agreement.

EXECUTED ON THIS 8th day of August, 2006, in Houston, Texas.

“EXECUTIVE”

/s/ Cary M. Grossman
Cary M. Grossman

“COMPANY”

COASTAL BANCSHARES ACQUISITION CORP.

By:	/s/ W. Donald Brunson
W. Donald Brunson
President